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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CAPITAL BANK FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING OF SHAREHOLDERS of Capital Bank Financial Corp., a Delaware corporation, will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Blvd., Charlotte, NC 28209 on June 5, 2014, at 10:00 a.m. local time for the following purposes:

  1.
  Elect as directors the nine nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2014.

  3.
  Adopt a resolution approving, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement.

  4.
  Transact such other business as may properly come before the meeting.

Information with respect to these matters is contained in the Proxy Statement attached to this Notice.

The Board of Directors has fixed April 10, 2014 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of Common Stock. Shareholders with shares registered in their name or with appropriate documents may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

The approximate date on which we will begin mailing this Proxy Statement, the accompanying proxy and our 2013 Annual Report, including financial statements, to shareholders is April 25, 2014.

It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please submit your proxy promptly.

By Order of the Board of Directors
VINCENT M. LICHTENBERGER General Counsel & Secretary
Coral Gables, Florida April 25, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 5, 2014. Our 2014 Notice of Annual Meeting and Proxy Statement and 2013 Annual Report to Shareholders are available at www.proxyvote.com and http://investor.capitalbank-us.com.

GENERAL INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Capital Bank Financial Corp. Our 2014 Annual Meeting of Shareholders will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Blvd., Charlotte 28209 at 10:00 a.m. Eastern Time on June 5, 2014.

All shareholders of record of our Common Stock at the close of business on April 10, 2014 are entitled to notice of and to vote at the Annual Meeting. There were 32,369,445 shares of our Class A common stock outstanding and entitled to vote on such date, and each share is entitled to one vote. Shares of our Class B non-voting common stock are not entitled to vote. In this Proxy Statement, references to our "common stock" refer to our Class A common stock and our Class B non-voting common stock, collectively. There are no cumulative voting rights.

As permitted by rules recently adopted by the SEC, we are making this Proxy Statement and our 2013 Annual Report available at www.proxyvote.com and http://investor.captialbank-us.com. If you received a separate notice by mail informing you of the availability of these materials on this Internet site, you will not receive a printed copy of the proxy materials in the mail unless you request to receive these materials. Instead, the notice instructs you how to access and review all of the important information in the Proxy Statement and 2013 Annual Report. The notice also instructs you how to submit your vote over the Internet, by mail or telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.

Shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on June 4, 2014.

When you vote by proxy, your shares will be voted according to your instructions. You can revoke your proxy at any time before it is exercised by written notice to our Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

We will pay the expense of soliciting these proxies. In addition to using the mail and the Internet, our officers, directors and employees may solicit proxies personally, by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies.

If you received a printed copy of the proxy materials, the Company offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are helping the Company reduce printing and postage costs and helping to preserve environmental resources. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares deposited with a bank or brokerage firm.

Our principal executive offices are located at 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134.

Unless the context otherwise requires, the terms "we", "our", "us" and "the Company" as used in this Proxy Statement refer to Capital Bank Financial Corp. References to "Capital Bank" or "Capital Bank, N.A." refer to Capital Bank, National Association, our wholly-owned banking subsidiary.

 VOTE REQUIRED FOR APPROVAL

The presence, in person or by proxy, of the holders of a majority of the shares of Class A common stock entitled to vote generally in the election of directors is necessary to constitute a quorum. Withheld votes, abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of constituting a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the NASDAQ permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm, even if the broker does not receive voting instructions from you. However, under the rules of the NASDAQ, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1, the nine nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" affect the outcome.

Proposal 2, ratification of the appointment of our independent registered certified public accounting firm, will be passed if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes "for" the proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes "against" this proposal. There will not be broker "non-votes" for Proposal 2.

The advisory proposal on the compensation of our named executive officers (Proposal 3) will be approved if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes "for" the proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes "against" this proposal. Broker "non-votes" are not considered to be entitled to vote and therefore, will have no effect on the voting results for this proposal.

 PROPOSALS TO SHAREHOLDERS

1. ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to hold office until the next annual meeting of shareholders in 2015 and until their respective successors are elected and qualified. The number of directors is set by the Board and is currently eleven. The Board intends to reduce the size of the Board to nine directors, effective June 5, 2014. The nine nominees for election as a director are named on the following pages. All of them are currently directors.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by our Board of Directors to replace such nominee.

The Board recommends that you vote FOR the election of these nominees for director.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND THEIR COMMITTEES
NOMINEES FOR ELECTION AND THEIR QUALIFICATIONS

Martha M. Bachman Age 59 Director since 2012 Financial Consultant	Martha M. Bachman has been a member of our Board of Directors since October 2012. Ms. Bachman began her professional career in 1980 as an owner/co-owner of a successful retail, non-public company in Northeast Tennessee which was sold in 2007. She currently provides financial consulting to her family's other personal enterprises including rental properties, investments and other holdings.

Ms. Bachman's family has been closely affiliated with Green Bankshares, Inc. ("Green Bankshares"), a company we acquired in September 2011, for over two generations which provides a strong historical connection between the local community and Capital Bank. Ms. Bachman was a director of Green Bankshares until Green Bankshares merged into the Company as part of the reorganization in September 2012. Ms. Bachman has extensive experience as a successful business owner and also provides expertise in matters relating to the retail industry.
Richard M. DeMartini Age 61 Director since 2009 Managing Director, Crestview Partners
Richard DeMartini has been a member of our Board of Directors since our founding in 2009. Mr. DeMartini joined Crestview Partners in 2005 and became a Managing Director of Crestview in 2006. Mr. DeMartini currently serves as a director of Munder Capital Holdings, LLC, the parent company of Munder Capital Management, a registered investment adviser, Victory Capital Holdings, Inc., the parent company of Victory Capital Management, a U.K. registered investment advisory firm and Martin Currie Ltd., a UK registered investment advisory firm, which are Crestview portfolio companies. Mr. DeMartini also serves as a director of Partners Capital. Mr. DeMartini retired as President of Bank of America's Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America, which he joined in 2001. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini's career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management, Co-President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of Directors of The NASDAQ Stock Market, Inc. and Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. Mr. DeMartini earned a Bachelor of Science degree in Marketing from San Diego State University.

Mr. DeMartini's extensive experience as both an investor in and executive of financial institutions qualifies him to serve on our Board of Directors. His experience helps us to identify investment opportunities and manage both growth and risk in our existing business. Mr. DeMartini serves as the representative of Crestview-NAFH, LLC (who we refer to as "Crestview-NAFH") on our Board of Directors. See "Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P."
Peter N. Foss Age 70 Director since 2009 General Manager, GE/NFL Head Health Program
Peter Foss has been a member of our Board of Directors since our founding in 2009. Mr. Foss was President of the General Electric Company's Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN ® film in the 1970s, and was the Market Development Manager on the ULTEM ® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves as a director of Capital Bank, N.A., our operating bank subsidiary. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston. Mr. Foss previously served on the boards of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp., three companies we held controlling interests in prior to the time we merged each of these companies into the Company in September 2012 as part of the reorganization.

Mr. Foss's extensive managerial and sales experience qualifies him to serve on our Board of Directors. His experience assists us in developing plans to expand and energize our sales and marketing activities.

William A. Hodges Age 65 Director since 2009 President & Owner, LKW Properties, LLC	Bill Hodges has been a member of our Board of Directors since our founding in 2009. Mr. Hodges has been President and Owner of LKW Properties LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for over 30 years in various functions at Bank of America and its predecessors. From 2004 to 2005, he served as Chairman of Bank of America's Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to Bank of America's merger with NationsBank Corp., he served as Washington, D.C. Market President and Head of MidAtlantic Commercial Banking for NationsBank Corp. from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank, where he worked for 20 years in various roles, including Chief Credit Officer of Florida operations and as manager of the Real Estate Banking and Special Assets Groups. Mr. Hodges serves as a director of Capital Bank, N.A., our operating bank subsidiary. Mr. Hodges earned a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and a Master of Business Administration degree in finance from Georgia State University. Mr. Hodges previously served on the boards of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp., three companies we held controlling interests in prior to the time we merged each of these companies into the Company in September 2012 as part of the reorganization.
Mr. Hodges's substantial experience in the banking and real estate sectors qualifies him to serve on our Board of Directors.
Oscar A. Keller III Age 69 Director since 2012 Chief Executive Officer, Earthtec of NC, Inc.
Oscar A. Keller III has been a member of our Board of Directors since October 2012. Mr. Keller served as a director of Old Capital Bank since its inception in 1997 until the completion of our reorganization and as a director of Capital Bank Corp. since its inception until the completion of our reorganization in September 2012, and as Chairman of the board of directors of Capital Bank Corp. from Capital Bank Corp.'s inception through the closing of our investment in Capital Bank Corp. in January 2011. He also served as a director of Capital Bank Foundation, Inc. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility founded in 1991 in Chicago, Illinois and in Sanford, North Carolina. Mr. Keller attended the University of North Carolina School of Public Health and continues to develop and construct healthcare and retirement homes and apartments across North Carolina. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee.

During his term as Chairman of the board of directors of Capital Bank Corp., Mr. Keller has had the opportunity to develop extensive knowledge of Capital Bank Corp.'s business, history and organization which, along with his personal experience in markets that we serve, has supplemented his ability to effectively contribute as a director. Mr. Keller is a founder of the Old Capital Bank and a well-regarded community leader in Sanford, North Carolina.
Jeffrey E. Kirt Age 41 Director since 2010 Partner, Oak Hill Advisors, LP
Jeffrey Kirt has been a member of our Board of Directors since 2010. Mr. Kirt is a Partner at Oak Hill Advisors, L.P. where he has responsibility for investment research and analysis in several sectors including financial, aerospace, autos, defense and transportation. In addition, he has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leveraged Finance and High Yield Capital Markets groups at UBS Securities, LLC and the High Yield Capital Markets group at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Boards of Directors of DGH International Holdings, Ltd. and Cooper-Standard Holdings, Inc.

Mr. Kirt's finance and investment experience assists us in identifying future investment opportunities and qualifies him to serve on our Board of Directors. Mr. Kirt serves as the representative of certain affiliates of Oak Hill Advisors, L.P. (who we collectively refer to as "Oak Hill") on our Board of Directors. See "Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P."
Marc D. Oken Age 67 Director since 2009 Managing Partner, Falfurrias Capital Partners
Marc Oken has been a member of our Board of Directors since our founding in 2009. Mr. Oken is the Co-Founder and Managing Partner of Falfurrias Capital Partners and he currently oversees the operations of the firm. Mr. Oken is the former Chief Financial Officer of Bank of America. Also, during his tenure with Bank of America as a senior financial executive, Mr. Oken had significant involvement in all of Bank of America's acquisition activities. In the Fleet Boston Financial Corporation acquisition, he held the additional role of Transition Executive and was responsible for integration of the companies. Prior to his career with Bank of America, Mr. Oken was a Partner with Price Waterhouse and served as a Professional Accounting Fellow at the SEC. He serves on the Board of Directors of Dorsey Wright & Associates, a registered investment adviser and private company controlled by Falfurrias Capital. He also serves on the Board of Directors of Marsh & McLennan Companies (NYSE), Sonoco Products Company (NYSE) and is a former director of Star Scientific, Inc. (NASDAQ). Mr. Oken earned a Bachelor of Science degree in Business Administration from Loyola College and obtained a Master of Business Administration degree from the University of West Florida.

Mr. Oken's qualifications to serve on our Board of Directors include his extensive experience integrating acquisitions as well as his expertise in financial and accounting matters for complex organizations.

R. Eugene Taylor Age 66 Director since 2009 Chief Executive Officer, Capital Bank Financial Corp. and Chief Executive Officer and President, Capital Bank, N.A.	Gene Taylor has served as Chairman of our Board of Directors and as our Chief Executive Officer since our founding in 2009. Mr. Taylor spent 38 years at Bank of America Corp. and its predecessor companies, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking. Mr. Taylor also served on Bank of America's Risk & Capital and Management Operating Committees. He originally joined Bank of America in 1969 as a credit analyst. He served in branch offices, marketing and management positions across North Carolina and Florida. In 1990, Mr. Taylor was named President of the Florida Bank and, in 1993, President of NationsBank Corp. in Maryland, Virginia and the District of Columbia. In 1998, Mr. Taylor was appointed to lead Consumer and Commercial Banking operations in the legacy Bank of America Western U.S. footprint. He subsequently returned to Charlotte, North Carolina to create a national banking unit and, in 2001, was named President of Bank of America Consumer & Commercial Banking. In 2004, Mr. Taylor assumed responsibility for the organization's combined commercial banking businesses known as Global Business & Financial Services, before being named Vice Chairman of Bank of America and President of Global Corporate & Investment Banking in 2005. Most recently, Mr. Taylor served as a Senior Advisor at Fortress Investment Group LLC. Mr. Taylor serves as a director of Capital Bank, N.A., our operating bank subsidiary. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University. Mr. Taylor previously served on the boards of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp., three companies we held controlling interests in prior to the time we merged each of these companies into the Company in September 2012 as part of the reorganization.

Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualifies him to serve as the Chairman of our Board of Directors.
William G. Ward, Sr. Age 60 Director since 2012 Chair of Orthopaedic Surgery & Chief of Musculoskeletal Service Line, Guthrie Healthcare System
William G. Ward, Sr., M.D. has been a member of our Board of Directors since October 2012. Dr. Ward is an orthopaedic surgeon who was on the faculty of Wake Forest University Health Services for over 20 years, earning the title of full professor in 2000. He retired from Wake Forest on December 31, 2012, where he remains Emeritus Professor of Orthopaedic Surgery. He assumed the role of Chair of Orthopaedic Surgery and Chief of the Musculoskeletal Service Line for Guthrie Healthcare System in Sayre, PA on January 1, 2013.

Dr. Ward was one of the original founders of Southern Community Bank and Trust and was a member of Southern Community's initial Board of Directors assembled in 1996 following the creation of Southern Community Bank and Trust. As a founding board member, Dr. Ward was extensively involved in the founding and creation of another community bank in 1982. He was recruited to Southern Community's Board of Directors at the time Southern Community Bank and Trust was being formed because of his knowledge and expertise in "start-up" banking structure and processes. He was elected Chairman of the Board of Southern Community Bank by their board following their decision to select an independent board member as Chair in 2011. Dr. Ward also served as Chair of Southern Community's Investment Committee which coordinated and provided policy oversight on Southern Community's investment strategy and operations and its capital structure. Dr. Ward and colleagues formed a local angel fund (Incentive MicroAngel Fund-IMAF Triad), for which he continues to serve on the administrative committee. As a long-standing member of the community served by Southern Community, Dr. Ward is able to provide the Company's Board of Directors with insight into the local community. As a physician leader, Dr. Ward provides insight into health-related economic issues. As a former Board Chairman and a legacy board member of Southern Community Bank and Trust, Dr. Ward provides valuable input to the Company's CVR committee.

For information relating to our committees, including committee composition, please refer to "Committees of Our Board of Directors" in this Proxy Statement. For information relating to independence, please refer to "Director Independence" in this Proxy Statement. For information on our Executive Officers, please refer to "Information About Executive Officers" in this Proxy Statement.

OTHER NOMINEES

Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For a nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder's notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the 2015 Annual Meeting, such notice must be received between February 5, 2015 and March 7, 2015. Each such notice must include among other things:

  •
  the name, age, and principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC's proxy regulations;

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  the proposed nominee's written consent to serve as a director if elected;

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  the name and address of the shareholder proposing the nominee as well as any affiliates or associates acting in concert with such shareholder;

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  the number of shares of each class of Company stock owned by such shareholders; and

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  a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests.

No person nominated by a shareholder at the Annual Meeting is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Independent Public Accountants

The Audit Committee of our Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, subject to ratification by the shareholders at the Annual Meeting, to serve as our independent registered certified public accounting firm for the year 2014. Should PricewaterhouseCoopers LLP be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services.

Representatives of the firm of PricewaterhouseCoopers LLP, our independent registered certified public accounting firm for the most recently completed fiscal year, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders, if any.

Fees to Independent Registered Certified Public Accounting Firm for 2013 and 2012

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for 2013 and 2012:

	2013	2012
	(In millions)
Audit Fees	$1.7	$1.6
Audit-Related Fees	0.1	0.7
Tax Fees	0.1	0.1
All Other Fees	0.1	0.1

Total Fees	$2.0	$2.5

Audit Fees.    Audit fees consist of fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our financial statements, the review of financial statements included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and services that are normally provided by them in connection with statutory and regulatory filings or engagements for those years.

Audit-Related Fees.    Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" above. Audit-related fees included fees for employee benefit plan audits, acquisition/divestiture assistance and accounting consultation.

Tax Fees.    Tax fees consist of fees billed by PricewaterhouseCoopers LLP for tax services, including income tax return preparation, tax advice and tax planning.

All Other Fees.    All other fees consist of fees related to products and services provided by PricewaterhouseCoopers LLP, other than those reported above under "Audit Fees", "Audit-Related Fees" and "Tax Fees". For 2013 and 2012, all other fees represents fees billed by PricewaterhouseCoopers LLP for miscellaneous services.

None of the services represented by the fees set forth in the above table were provided in accordance with the de minimis exception to Audit Committee approval that appears in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Audit Committee Pre-Approval Services

The Audit Committee of our Board of Directors must review and pre-approve all audit and non-audit services performed by our independent registered certified public accounting firm. In conducting such reviews, the Audit Committee will determine whether the provision of non-audit services would impair the firm's independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Other than for tax compliance and consulting services less than $100,000, the Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent certified registered public accounting firm.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the year 2014 will be passed if a majority of the shares of our Class A common stock present at the Annual Meeting and entitled to vote cast their votes "for" such proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes "against" this proposal.

The Board of Directors recommends that you vote FOR ratifying this appointment.

3. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K:

  "Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

During the past four years, the Company has successfully closed and integrated seven acquisitions. In a short period of time, the Company has grown to $6.6 billion in assets, 163 branches and approximately 1,500 employees. During 2013, the Company continued to improve its operational performance as demonstrated by its record net income of $38.8 million and record loan originations of $1.3 billion. During the year, the Company also improved its efficiency ratio and core efficiency ratio to 74.6% and 72.2%, respectively. The Company believes it is well positioned to achieve its goal of becoming a leading regional bank in the Southeast.

As is discussed in the Compensation Discussion and Analysis, we believe that our executive compensation programs are designed to support our Company's business objectives and to attract and retain highly experienced and successful management team to execute on the Company's strategy.

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  Our compensation programs are linked to our key business objectives and the drivers of shareholder value.

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  We believe our executive compensation programs are competitive with those of companies of a similar size and complexity.

The Board of Directors recommends a vote "FOR" the resolution to approve the Company's compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement.

 4. OTHER MATTERS

Our Board of Directors knows of no other matters that may properly be presented to the Annual Meeting. If any other matters do properly come before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

GOVERNANCE OF THE COMPANY

Pursuant to Delaware General Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, through visits to our locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.

Corporate Governance

Our Board of Directors has a strong commitment to sound and effective corporate governance practices. Our Corporate Governance Guidelines address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, Board self-assessment and succession planning. In addition, the Board has in place formal charters setting forth the powers and responsibilities of each of its standing committees.

Governance Documents

We maintain a corporate governance page (investor.capitalbank-us.com/governance.cfm) on our Internet site that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, the charters for our standing committees and our Code of Business Conduct and Ethics.

Board of Directors

Our Board of Directors currently consists of eleven members, Messrs. Taylor, DeMartini, Foss, Hodges, Kirt, Oken, Keller, Atkins and Lynch; Ms. Bachman and Dr. Ward. The Board intends to reduce the size of the Board to nine directors, effective June 5, 2014. Messrs. Atkins and Lynch are not nominees at the upcoming Annual Meeting.

Our Board of Directors held 7 meetings in 2013. All directors attended 75% or more of the aggregate of the number of Board of Director meetings and meetings of the committees of the Board on which they served.

Messrs. Atkins, Keller and Taylor attended our 2013 annual meeting of shareholders. We do not have a policy requiring Directors to attend the annual meeting of shareholders, although directors are encouraged to attend the meeting.

Director Independence

All of the directors other than Mr. Taylor and Mr. Keller qualify as independent directors under the corporate governance standards of NASDAQ.

Leadership Structure

As is stated in the Board of Directors Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. As is described in its Corporate Governance Guidelines, the Board believes that this issue is part of the succession planning process and recognizes that there may be circumstances that would lead to the separation of these offices. The Board believes it is in the best interests of the Company for the Board to make such a determination when it considers the selection of a new Chief Executive Officer or at such other times as it deems appropriate.

Mr. Taylor has served as Chairman and Chief Executive Officer of the Company since its formation. The Company believes Mr. Taylor's serving as both Chairman and Chief Executive Officer is the optimal leadership structure at this time because it allows the Company to utilize Mr. Taylor's skills and decades of experience to more nimbly react to market opportunities and execute on the Company's plan to become a leading regional bank in the Southeast, while permitting the full involvement and oversight of the independent members of the Board. While the Company does not have a "lead" independent director, the Board consists of nine independent directors, as defined by NASDAQ standards. Further, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. The Board believes that the current leadership structure has served the Company well and that it is the best leadership structure for the Company under the present circumstances.

Committees of Our Board of Directors

Audit Committee

The members of the Audit Committee are Messrs. Atkins, Foss and Kirt and Dr. Ward, each of whom is an "independent" member of our Board of Directors as defined under the NASDAQ rules and Rule 10A-3 of the Exchange Act. Mr. Foss is the chairperson of our Audit Committee. Messrs. Atkins, Foss and Kirt qualify as Audit Committee "financial experts," as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and have experience that results in their financial sophistication as defined under the NASDAQ rules. During 2013, our Audit Committee met 10 times.

Our Audit Committee is responsible for, among other things:

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  reviewing our financial statements, significant accounting policies changes, material weaknesses identified by outside auditors and risk management issues;

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  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

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  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

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  discussing and resolving any disagreements between our management and the outside auditors regarding our financial reporting; and

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  preparing the Audit Committee Report for inclusion in our proxy statement for our annual meeting.

Risk Committee

The members of the Risk Committee are Ms. Bachman and Messrs. Hodges, Keller, Lynch and Taylor. Mr. Hodges is the chairperson of our Risk Committee. During 2013, our Risk Committee met four times.

Among other things, our Risk Committee is responsible for:

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  overseeing our enterprise-wide risk management practices;

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  monitoring and reviewing with management our risk tolerance, ways in which risk is measured and major risk exposures, including any risk concentrations and risk interrelationships, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures; and

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  meeting periodically with management to discuss our risk policies and the steps taken to ensure appropriate processes are in place to identify, manage and control risks associated with our business objectives.

Compensation Committee

The members of the Compensation Committee are Messrs. DeMartini, Foss, Hodges and Oken, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Service. Mr. Oken is the chairperson of our Compensation Committee. During 2013, our Compensation Committee met five times.

Among other things, our Compensation Committee is responsible for:

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  determining the compensation of our executive officers and board;

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  reviewing our executive compensation policies and plans, including performance goals;

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  administering and implementing our equity compensation plans; and

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  preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has at any time been an officer or employee of the Company or had any relationship with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of a board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. DeMartini, Foss, Hodges, Kirt and Oken, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Service. Mr. Foss is the chairperson of our Nominating and Governance Committee. During 2013, our Nominating and Governance Committee met four times.

Among other things, the Nominating and Governance Committee is responsible for:

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  identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or re-election to our Board of Directors;

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  assessing the performance of the Board of Directors; and

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  monitoring our corporate governance principles and practices.

CVR Committee

The members of the CVR Committee are Messrs. Foss, Hodges, Keller, Lynch, Taylor and Dr. Ward. Mr. Keller is the chairperson of our CVR Committee. During 2013, our CVR Committee met four times.

Among other things, the CVR Committee is responsible for assisting the Board in fulfilling its oversight role with respect to calculations of credit losses, net charge-offs and amounts payable on Contingent Value Rights Agreements entered into by the Company for the benefit of former shareholders of Capital Bank Corp., GreenBankshares and Southern Community.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (which we refer to as the "Code of Ethics") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available on our website listed above and also free of charge upon written request to Secretary, Capital

Bank Financial Corp., 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Director Nominations and Qualifications

Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders. The Board has delegated the screening process for new directors to the Nominating and Governance Committee.

Our Corporate Governance Guidelines state that Nominating and Governance Committee and the Board shall take into account the following:

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  At least a majority of the Board must be comprised of independent directors.
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  Candidates should be capable of working in a collegial manner with persons of different educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors.
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  Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics.
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  Candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit the Company.
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  Candidates should be individuals of the highest character and integrity.
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  Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation.
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  Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other Boards and other responsibilities.
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  Candidates shall have the desire to represent the interests of all stockholders.

Our current Board members share certain characteristics and attributes that are critical to effective board membership, including: sound and mature business judgment essential to intelligent decision-making; experience at the policy-making level at a business or other relevant organization; integrity and honesty; and the ability to collaborate in an effective manner at the board level. In addition, our directors have specific employment and leadership experiences, knowledge and skills that qualify them for service on our Board, as are described in their biographies in this Proxy Statement under the caption "Nominees for Election and Their Qualifications."

When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating and Governance Committee, in consultation with the Chairman, will identify and evaluate individual candidates for their qualifications to become directors. The Nominating and Governance Committee considers matters of diversity (including diversity in professional experience and diversity in terms of race, gender, age and background) in evaluating nominees for election as directors, although it does not have a formal policy. The Nominating and Governance Committee considers all candidates in the context of the qualifications enumerated above, as well as their complementary experiences, backgrounds and skills, in an effort to maintain a strong and effective Board of Directors.

The Nominating and Governance Committee does not have a formal policy on the consideration of director candidates recommended by shareholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case-by-case basis.

Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who has complied with the advance notice provisions of our By-Laws. These advance notice provisions are discussed elsewhere in this proxy statement under the caption "Election of Directors—Other Nominees".

The Board's Role in the Risk Management Process

As noted above, the Board has formed a Risk Committee for the purpose of assisting the Board in fulfilling its oversight role with respect to management's identification, evaluation and management of the Company's major risk exposures. The Risk Committee consists of three independent directors as well as Mr. Taylor and Mr. Keller. In addition, the Company's wholly-owned banking subsidiary, Capital Bank, N.A., has its own Risk Committee that was formed to oversee risks at the operational level of the bank, including credit risk, market risk, liquidity risk, operational risk, legal/compliance risk, reputation and strategic/business risk. As part of its enterprise risk management program ("ERM"), management of the Company, in conjunction with an outside consultant, identifies and assesses the universe of enterprise risks that may threaten the Company's ability to achieve its strategic goals and help ensure that effective monitoring procedures and controls in place to mitigate those risks. The Company has appointed a senior level executive to be the ERM leader.

While management is responsible for developing and managing the Company's ERM program, the Board provides oversight and review of the process. The Board has delegated oversight of the ERM program to the Risk Committee, with the exception of risk relating to internal control over financial reporting which is the oversight responsibility of the Audit Committee. The CEO and the senior executive management team are part of the review, analysis and identification of risk. The Risk Committees report regularly to their respective Boards. The Board's role in risk oversight did not impact the Company's leadership structure. The Compensation Committee, as described in the Compensation Discussion and Analysis, also considered the Company's risks in concluding that the Company's executive compensation program does not encourage our management to take unreasonable risks relating to the Company's business.

Communications with Directors

Shareholders or other interested parties who wish to communicate with our Board of Directors, our non-management directors as a group or any individual director can do so by writing to them, c/o Secretary, Capital Bank Financial Corp., 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134. Our Secretary has been instructed by the Board to promptly forward communications so received to the addressee or addressees.

Stock Ownership

Effective April 17, 2014, the Company adopted stock ownership guidelines for its named executive officers who hold the Company title of Executive Vice President, or above. The guidelines specify that the Chief Executive Officer own Company stock of at least three times his base salary, while Executive Vice Presidents are required to own Company stock of at least two times his or her base salary. The executives must accumulate and hold the required shares within five years of receipt of any equity award which qualifies for ownership under the guidelines. Unexercised stock options and unvested performance-based restricted stock do not count toward satisfying these ownership guidelines.

Compensation of Directors

Director Compensation

The Compensation Committee recommends and the Board determines the total compensation of the non-management directors. Management directors receive no additional compensation for Board service.

Each non-management director currently receives an annual cash retainer of $50,000 as compensation for his services as a member of the Board. The chair of the Audit Committee of the Board, the chair of the

Compensation Committee of the Board, the chair of the Nominating and Governance Committee of the Board and the chair of the Risk Committee of the Board each receive an additional cash retainer of $10,000.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Richard M. DeMartini(1)	50,000	–	–	–	50,000
Peter N. Foss	67,500	–	–	–	67,500
William A. Hodges	60,000	–	–	–	60,000
Jeffrey E. Kirt(1)	52,500	–	–	–	52,500
Marc D. Oken(1)	60,000	–	–	–	60,000
Charles F. Atkins	50,000	–	–	–	50,000
Martha M. Bachman	50,000	–	–	–	50,000
Oscar A. Keller III	50,000	–	–	–	50,000
Samuel E. Lynch	50,000	–	–	–	50,000
William G. Ward	50,000	–	–	–	50,000
  (1)
  Cash retainers relating to services as a director provided by (a) Mr. DeMartini were paid by us to an affiliate of Mr. DeMartini, Crestview-NAFH, (b) Mr. Kirt were paid by us to Oak Hill and (c) Mr. Oken were paid by us as follows: $45,000 to investment funds affiliated with Falfurrias Capital Partners and $15,000 to Mr. Oken.

The table below shows the aggregate number of stock options (and the exercise price thereof) and restricted stock held by each director (or the entity that appoints the director for the fiscal year ended December 31, 2013, which is included in parentheses beside the applicable director's name).

Name	Stock Options (in Shares)	Exercise Price	Expiration Date

Richard M. DeMartini (Crestview-NAFH)(1)	25,000	$20.00	12/22/19
Peter N. Foss(1)	25,000	$20.00	12/22/19
William A. Hodges(1)	25,000	$20.00	12/22/19
Jeffrey E. Kirt (Oak Hill)(1)	25,000	$20.00	12/22/19
Marc D. Oken (Falfurrias Capital Partners)(1)	25,000	$20.00	12/22/19
Charles F. Atkins(2)	270	$135.60	12/31/14
Martha M. Bachman	–	–	–
Oscar A. Keller III(2)	473	$135.60	12/31/14
Samuel E. Lynch	–	–	–
William G. Ward	–	–	–
  (1)
  Stock options disclosed in this column were granted in March 2011 and vested in two equal installments on December 22, 2011 and on December 22, 2012.

  (2)
  Upon the merger of Capital Bank Corporation with and into the Company, stock options granted by Capital Bank Corporation converted to options to purchase the Company's stock with amounts determined by the conversions ratio specified in the merger agreement.

Other

Non-management directors are reimbursed for actual expenses incurred in the performance of their services as directors, including lodging, meals and transportation to and from meetings and continuing education programs and seminars.

Indemnification; Insurance

We indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. This is required under our By-Laws, and we have also signed agreements with our directors and some of our officers contractually obligating us to provide this indemnification to them.

As authorized by the Delaware General Corporation Law and our By-Laws, we have purchased insurance providing indemnification for the Company and its subsidiaries as well as their directors and officers. The insurance is part of a package that includes employment practices, fiduciary and crime insurance coverage.

 AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board of Directors to assist it in its oversight function by monitoring the integrity of the Company's consolidated financial statements, the qualifications and independence of the independent registered certified public accounting firm, the performance of the internal audit function and independent registered certified public accounting firm and compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered certified public accounting firm.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on internal control over financial reporting. The independent registered certified public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition, that firm is responsible for attesting to the effectiveness of the Company's internal control over financial reporting, to the extent such an attestation is required by applicable regulations.

In this context, the Audit Committee has met and held discussions with management and the independent registered certified public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The independent registered certified public accounting firm discussed with the Audit Committee the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16 "Communications with Audit Committee".

In addition, the Audit Committee received the written disclosures and the letter from the independent registered certified public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accountant communications with the Audit Committee concerning independence, and discussed with the independent registered certified public accounting firm its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services to the Company is compatible with maintaining the firm's independence. The Audit Committee has concluded that the independent registered certified public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company's internal auditors and independent registered certified public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered certified public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to shareholder ratification, the Company's independent registered certified public accounting firm for the year 2014.

The Audit Committee
Peter N, Foss, Chair Charles F. Atkins Jeffrey E. Kirt William G. Ward, Sr. M.D.

 COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Marc D. Oken, Chair Richard M. DeMartini Peter N. Foss William A. Hodges

Compensation Discussion and Analysis

Executive Compensation

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who appear in the "Summary Compensation Table" below (who we refer to collectively throughout this section as our "named executive officers"). Our named executive officers for the fiscal year ended December 31, 2013 were:

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  R. Eugene Taylor, President and Chief Executive Officer;

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  Christopher G. Marshall, Chief Financial Officer;

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  R. Bruce Singletary, Chief Credit Officer;

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  Kenneth A. Posner, Chief of Strategic Planning and Investor Relations; and

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  Kenneth J. Kavanagh, Consumer Banking Executive.

Executive management and the Compensation Committee of our Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs. The Compensation Committee is comprised entirely of independent directors and administers the executive compensation program in a manner consistent with our compensation philosophy. The Compensation Committee, which is generally responsible for the design and administration of our executive compensation program, acts independently, yet in conjunction with the Board of Directors and executive management, and maintains a philosophy that encompasses both long-term and short-term objectives while discouraging excessive risk taking.

Executive Summary of Corporate Performance

We exceeded our financial plan in 2013 despite continued challenges in the financial services industry. In addition, below are some of the highlights of our 2013 financial performance:

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  We had record loan originations of $1.3 billion, achieving net loan growth for the first time in the fourth quarter.

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  We achieved record GAAP net income of $38.8 million or $0.73 per share.

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  We improved our efficiency ratio and core efficiency ratio by 7% and six basis points to 74.6% and 72.2%, respectively.

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  Our legacy credit expenses totaled $41.5 million, including related compensation costs, a 22% decline.

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  Credit quality trends were favorable throughout 2013 and remain strong.

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  Our net interest margin remained stable at 4.40%.

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  Our share price appreciated 33% during 2013.

As discussed below, we achieved above target results on our annual incentive bonus metrics, Core Net Income and Tangible Book Value. This financial performance, coupled with a qualitative review of the named executive officer's performance during the year, resulted in payouts at target for the annual incentive bonus.

 Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. The guiding principles that support this philosophy are:

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  Align executive compensation with stockholder value.  Within our overall compensation strategy, we utilize equity compensation tools to align the financial interests and objectives of our named executive officers with those of our stockholders. We believe that our executive compensation program appropriately balances risk with maximizing long-term shareholder value.

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  Attract, retain and motivate high-performing executive talent.  We operate in a competitive employment environment and our employees, led by our named executive officers, are essential to our success. The compensation of our named executive officers is designed to maximize company performance and be competitive with bank holding companies with which we compete for talent.

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  Link pay to performance.  Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation they receive. We do this by utilizing a compensation program designed to reward our executives based on our overall performance and the executives' abilities to achieve the performance priorities determined by the Compensation Committee.

Compensation Mix

The compensation arrangements offered to our named executive officers are designed to deliver balanced packages that provide adequate and competitive compensation for the individual named executive officer's position in the Company. The mix of compensation elements is intended to provide the named executive officers with a steady source of income, encourage and reward achievement of short-term and long-term performance objectives, align executives' interests with those of stockholders and promote retention. In 2013, approximately 50% of pay was delivered in base salary and 50% was delivered in annual incentive compensation for the named executive officers, except for Mr. Kavanagh who received a stock option grant. We do not currently have a policy regarding the percentage of total target compensation that is delivered through base salary, annual bonus or long-term incentives.

Setting Executive Compensation

Determination of Executive Compensation

While our shareholders showed support (with approximately 75% voting in favor during last year's vote on executive pay) on our executive compensation program, the Compensation Committee is committed to continuing to review and evolve programs and practices to ensure alignment with our compensation philosophy and regulatory guidelines.

Executive management and the Compensation Committee of our Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs.

The compensation of our named executive officers, except for Mr. Kavanagh, was largely based on arrangements that were negotiated at the time of our private placements. The founding members of the executive management team (Messrs. Taylor, Marshall, Singletary and Posner) directly negotiated the terms of their compensation with the investors at that time. The foundation for the total compensation packages offered to the founding members of the executive management team was based on an assessment of each executive officer's individual responsibilities, contributions to our performance and success in reaching our strategic goals. Compensation paid in the financial sector generally, and in bank holding companies in particular, is considered by the

Compensation Committee in determining compensation for our named executive officers. Mr. Kavanagh was hired in late 2011 to lead the Company's consumer banking operations, which now consists of 163 locations, all under a common brand, the residential mortgage division and wealth management. Mr. Kavanagh's compensation was determined after reviewing compensation offered by banks with which we compete for talent.

Role of Compensation Committee

The Compensation Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on the Company's website at www.capitalbank-us.com. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee's expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Compensation Committee the sole responsibility for determining the compensation of the CEO based on the Compensation Committee's evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Compensation Committee is responsible for setting compensation for our named executive officers. While some of the key terms of each named executive officer's compensation, except for Mr. Kavanagh, were determined at the time of our private placements, the Compensation Committee sets performance goals for our named executive officers and reviews all other compensation and benefits for the named executive officers on an annual basis.

None of the members of the Compensation Committee in 2013 has at any time been an officer or employee of the Company.

Role of Management

In setting base salaries for the named executive officers, the Compensation Committee relies on external market data provided by its independent compensation consultant and considers other factors including compensation philosophy, Company performance and business strategy. The CEO may be asked to provide input regarding the compensation of his direct reports for consideration by the Compensation Committee. The CEO is not present during any voting or deliberations regarding his compensation.

Executive management also provides input to our strategic goals for future performance periods. These goals may be used in the annual incentive program. The Compensation Committee carefully reviews the recommended performance goals before giving its final approval to such strategic goals. The combination of the proposal from executive management and the Compensation Committee's review is essential in order to ensure that the goals are challenging but motivating and obtainable.

Role of Compensation Consultant

Pearl Meyer & Partners, LLC ("PM&P") currently serves as the Compensation Committee's independent compensation consultant. PM&P provides executive and director compensation market data to the Compensation Committee and conducts reviews of the proxy statements of peer companies to evaluate current practices and trends within the banking industry. In 2013, PM&P assisted with a more formalized incentive plan structure for holding company executives, conducted a compensation review for our named executive officer and provided advice on various executive and director compensation issues. In addition, PM&P provided an analysis of the risk of the Company's significant compensation plans to the Compensation Committee. All projects were performed under the direction of the Compensation Committee. Other than serving as independent compensation consultant to the Compensation Committee and providing advice on these projects, PM&P has provided no other services to the Board, its committees or to the Company since it has been engaged by the Company. The Compensation Committee has reviewed and considered information provided to the

Compensation Committee by PM&P, the Compensation Committee members and Company's executive officers. Based on its review and such factors as it deemed relevant, the Compensation Committee concluded that PM&P's advice and work for the Compensation Committee was objective and that PM&P's work did not raise any conflict of interest pursuant to the guidance provided under the Dodd Frank Act, the SEC and the NASDAQ.

Benchmarking

During 2013, our Compensation Committee reviewed benchmarking information prepared by its compensation consultant with the purpose of expanding its knowledge of current compensation levels and practices at other private equity-owned and public banks and for consideration of changes in base salaries for the named executive officers for 2014. However, all the named executive officers' compensation packages were negotiated prior to 2012, and the Compensation Committee did not make any decisions based on that benchmarking information that impacted compensation for 2013.

A primary data source used in the benchmarking for the named executive officers is the information publicly disclosed by a peer group of publicly traded banks. A peer group was developed by PM&P and reviewed and approved by the Compensation Committee. The peer group was developed using objective parameters reflecting our strategy for growth, complexity of our business and private equity ownership. The following shows the peer group used by the Compensation Committee.

Astoria Financial Corporation	Hancock Holding Company
BancorpSouth, Inc.	IBERIABANK Corporation
BankUnited, Inc.	International Bancshares Corporation
CapitalSource Inc.	Investors Bancorp, Inc. (MHC)
Commerce Bancshares, Inc.	National Bank Holdings Corporation
Cullen/Frost Bankers, Inc.	Signature Bank
First Horizon National Corporation	Susquehanna Bancshares, Inc.
First Niagara Financial Group, Inc.	Synovus Financial Corp.
First Republic Bank	UMB Financial Corporation
FNB United Corp.	Valley National Bancorp
Fulton Financial Corporation	Webster Financial Corporation

In addition to the peer group data, the consultant reviewed practices at four banks with significant private equity ownership: First Republic Bank, Bank United, Inc., National Bank Holdings Corporation and FNB United Corporation. PM&P used several other sources of data to identify general compensation trends including published industry surveys such as the Pearl Meyer & Partners, 2012 National Banking Compensation Survey Report and additional proprietary survey sources.

Principal Components of Compensation

The principal components of our executive compensation program applicable to our named executive officers for the fiscal year ended December 31, 2013 were as follows:

Base Salary

Base salaries for our named executive officers are designed to compensate the executive for their scope of responsibilities and consideration is given to the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves. Consistent with most companies, our Chief Executive Officer's annual salary is greater than the salary of our other named executive officers because he has responsibility for the performance of the entire Company while the other named executive officers have responsibility for a specific business or function. The role requires a different level of knowledge, experience and capability.

Annual Bonus Programs

Our named executive officers, except Mr. Kavanagh, participated in the 2013 Annual Bonus Program (the "Program"). The Program is designed to reward performance as well as motivate and retain qualified individuals who have the capability to influence our results and enhance shareholder value. The philosophy of the program is to provide competitive awards when annual performance objectives are achieved while reduced or no awards when the objectives are not achieved. Under the Program, 60% of an executive officer's potential bonus was tied to financial goals set early in the year, while 40% of the potential bonus was based on a qualitative review of factors as described below.

An individual's annual bonus program target under the Program is expressed as a percentage of salary. For 2013, the target bonus for all of our named executive officers, except for Mr. Kavanagh, was 100% of annual base salary. Annual incentive payments, for the named executive officers, except Mr. Kavanagh, can range from 0% to 150% of target, based on the level of performance against the predefined goals. This percentage range is based on the analysis of the market data to ensure that our annual incentive compensation remains competitive.

Mr. Kavanagh participated in the Head of Consumer Banking Plan for 2013 which was weighted: 40% deposit-related goals; 20% planned consumer, residential and business banking loans; 20% fee income; and 20% acquisition/merger-related goals. His opportunity was 50% of base salary at target. Payouts under the plan may range from 25% of base salary for threshold performance to 100% of base salary for breakthrough (superior) performance. Performance below threshold results in a 0% payout and no award is made if the Company does not achieve its budgeted net income goal for the year.

All named executive officers are subject to a clawback policy. In the event that the Company is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors), the named executive officers are required to reimburse the Company for part or the entire incentive award made to them on the basis of having met or exceeded specific targets for performance periods. The Company may seek to reclaim incentives within a three-year period of the incentive payout.

Long-Term Incentive Plan

At the 2013 Annual Meeting of Shareholders, our shareholders approved of the Capital Bank Financial Corp. 2013 Omnibus Compensation Plan (the "Plan"). The Plan replaced the 2010 Equity Incentive Plan as the primary equity plan for the Company. While no equity grants were issued under the Plan in 2013, the Compensation Committee anticipates that stock options and shares of restricted stock will be granted under the Plan to provide key employees, including the Chief Executive Officer and other named executive officers, with long-term incentives for profitable growth and to further align the interests of our named executive officers with the interests of our stockholders. These equity awards will be structured to be long-term rewards, thereby increasing the performance and retention of our named executive officers.

Stock Compensation Grant and Award Practices; Timing Issues

The Compensation Committee considers whether to make equity awards on an annual basis and in connection with new hires and promotions. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their subordinates. The Compensation Committee also consults with PM&P to ensure our equity award program is competitive with market. The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other named executive officers.

As a general matter, the Compensation Committee's process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Compensation Committee's decisions are reviewed and ratified by the full Board of Directors.

In accordance with our equity plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

Benefits

Our named executive officers are not entitled to any perquisites. Named executive officers are provided with benefits, including participation in our 401(k) defined contribution program and insurance benefit programs that are offered to other eligible employees.

2013 Compensation for Our Named Executive Officers

Base Salary

Base salaries for our named executive officers for 2013 were as follows: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; Mr. Posner—$225,000; and Mr. Kavanagh—$270,000. Our named executive officers, except for Mr. Kavanagh, received the same base salaries for 2012.

Annual Cash Bonuses

Under the Program, performance is measured based on the three goals; Core Net Income (40%), Tangible Book Value per Share, adjusted for core net income and other adjustments, (20%) and qualitative performance (40%). The Compensation Committee believed that these goals were critical to achieving our strategic plan and to enhancing shareholder value. The qualitative performance is assessed based upon the actions and results of the named executive officers that support value creation for shareholders, acquisitions and/or integration, organic growth, risk management, corporate governance, legal and regulatory compliance, talent upgrades and culture. The actual target financial performance levels and the threshold and the breakthrough for the financial metrics for 2013 are set forth below.

	Performance Levels
Financial Metrics under the Program	Percentage	Threshold	Target	Breakthrough
Core Net Income	40%	$36.8	$46.0	$55.2
Tangible Book Value Per Share	20%	$18.51	$18.68	$18.85
Discretionary	40%	N/A	N/A	N/A

At the January 2014 meeting, the Compensation Committee reviewed our 2013 financial results. As defined by the plan, 2013 Core Net Income was $46.2 million and Tangible Book Value was $18.69, resulting in achievement of 100% of target.

In addition to the financial objectives used to determine the Program payout, the qualitative performance was evaluated. The qualitative performance criteria was discussed, reviewed and approved by the Compensation

Committee at the beginning of the plan year. Executive management provided written feedback to the Compensation Committee on the achievement of the qualitative performance for 2013. While assessing the qualitative performance, the Compensation Committee took the written feedback from management into consideration and concluded that qualitative performance met target performance.

Based on the achievement of financial performance and qualitative performance, the Compensation Committee approved of payment at target for Messers. Taylor, Marshall, Singletary and Posner under the program. As noted above, Mr. Kavanagh's participated in the Head of Consumer Banking Plan for 2013 and was awarded a payout of $150,000. Mr. Kavanagh's payout was based on an evaluation of the Company's performance in the areas of deposits, loans and fee income, as well as his annual incentive payout for 2012.

Named Executive Officer	2013 Target Incentive ($)	2013 Actual Incentive ($)	% of Target

R. Eugene Taylor	650,000	650,000	100%
Christopher G. Marshall	438,000	438,000	100%
R. Bruce Singletary	300,000	300,000	100%
Kenneth A. Posner	225,000	225,000	100%
Kenneth J. Kavanagh	135,000	150,000	111%

Equity Compensation Plan Information—Long-Term Incentive-Based Compensation

Other than Mr. Kavanagh, no named executive officers received equity awards in 2013. Mr. Kavanagh received a grant of 50,000 stock options in May under the 2010 Equity Incentive Plan. The stock options vest 50% on the first anniversary and 50% on the second anniversary of the date of grant. Mr. Kavanagh had not received any equity grants from the Company prior to this award.

2014 Base Salary Adjustments

At the January Compensation Committee meeting, the Compensation Committee granted base salary increases to its named executive officers effective January 1, 2014. The decision to raise base salaries was based on Company performance and to recognize that the base salaries for the founding members of the executive management team had been unchanged since 2010. The table below shows the 2014 base salaries for our named executive officers.

Named Executive Officer	2013 Base Salary ($)	2014 Base Salary ($)	% of Increase

R. Eugene Taylor	650,000	700,000	7.6%
Christopher G. Marshall	438,000	480,000	9.6%
R. Bruce Singletary	300,000	330,000	10%
Kenneth A. Posner	225,000	275,000	22.2%
Kenneth J. Kavanagh	270,000	300,000	11.1%

Employment Agreements

Effective December 22, 2009, we entered into an employment agreement with Mr. Taylor. The employment agreement, which is more fully described in "—Employment Agreements with Named Executive Officers" below, provides for an annual base salary, annual bonus opportunity (subject to the limitations of the registration rights agreement described in "Certain Relationships and Related Party Transactions—Registration Rights Agreement"), terms relating to his initial equity grants and severance. Upon a termination of employment without "cause" (as defined below), resignation for "good reason" (as defined below) or termination of employment due to death or disability, Mr. Taylor is entitled to two times the sum of his annual base salary and the greater of his target annual incentive award and the annual incentive award paid in the prior year. Mr. Taylor's severance provisions are more fully described in "—Potential Payments upon Termination or Change-in-Control" below.

In August 2012, Messrs. Marshall, Singletary and Posner each entered into employment agreements that, among other things, provide for cash severance benefits equal to 1.5 times the executive's base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor's agreement.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R), on the Company's use of equity incentives as a key retention tool.

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Compensation Risk Oversight

While our Compensation Committee is responsible for the oversight of our compensation of employees and directors, our Risk Committee is responsible for our risk management, including risk as it relates to compensation. In addition, we are subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. Based on a review by the Risk Committee and our Board of Directors, we do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. In addition, PM&P, at the direction of the Compensation Committee, conducted a risk assessment of the Company's compensation programs on behalf of the Committee. PM&P reviewed two plans in depth that presented the highest potential for risk: the Company's Holding Company Executive 2013 Annual Bonus Program and the Bank's Commercial Banking Incentive Program. PM&P concluded that the incentive plans and administrative processes for plan payouts do not promote unnecessary or excessive risk.

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

R. Eugene Taylor	2013	650,000	650,000	–	–	–	–	17,483	1,317,483
Chairman and Chief Executive	2012	650,000	650,000	1,840,406	1,684,728	–	–	24,751	4,849,885
Officer	2011	650,000	650,000	6,972,270	5,517,404	–	–	27,227	13,816,901
Christopher G. Marshall	2013	438,000	438,000	–	–	–	–	15,248	891,248
Chief Financial Officer	2012	438,000	438,000	1,226,931	1,123,152	–	–	24,692	3,250,775
	2011	438,000	438,000	2,614,606	2,069,026	–	–	21,601	5,581,233
R. Bruce Singletary	2013	300,000	300,000	–	–	–	–	30,094	630,094
Chief Credit Officer	2012	300,000	300,000	1,226,931	1,123,152	–	–	23,661	2,973,744
	2011	300,000	300,000	1,743,071	1,379,351	–	–	22,120	3,744,542
Kenneth A. Posner	2013	225,000	225,000	–	–	–	–	13,006	463,006
Chief of Strategic Planning	2012	225,000	225,000	1,226,931	1,123,152	–	–	22,374	2,822,457
and Investor Relations	2011	225,000	225,000	435,768	344,836	–	–	22,139	1,252,743
Kenneth J. Kavanagh	2013	270,000	150,000	–	325,790	–	–	10,467	756,257
Consumer Banking Executive	2012	253,845	150,000	–	–	–	–	37,380	441,225
(1)
The amounts in this column reflect the grant date fair value of the restricted stock awarded to our named executive officers in 2011 and 2012 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The amounts included in this column for the restricted stock awards subject to performance-based vesting conditions are calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for these restricted stock awards, the maximum value of these awards at the grant date would be as follows: Mr. Taylor—$4,152,175 for awards in 2012 and $9,115,247 for awards in 2011, Mr. Marshall—$2,768,116 for awards in 2012 and $3,418,224 for awards in 2011, Mr. Singletary—$2,768,116 for awards in 2012 and $2,278,816 for awards in 2011 and Mr. Posner—$2,768,116 for awards in 2012 and $569,704 for awards in 2011. See note 17 of the audited consolidated financial statements for an explanation of the assumptions made in valuing these awards.

(2)
The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers in 2011, 2012 and 2013. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option-pricing model. See note 17 of the audited consolidated financial statements for an explanation of the assumptions made in valuing these awards.

(3)
The amounts reported in this column include medical, life and disability insurance. For Mr. Kavanagh, the 2012 amount also includes $27,485 for reimbursement of moving expenses.

2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards granted to each of our named executive officers under the 2010 Equity Incentive Plan during 2013. There were no awards granted under the 2013 Omnibus Compensation Plan.

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

R. Eugene Taylor	–	–	–	–	–	–	–	–
Christopher Marshall	–	–	–	–	–	–	–	–
R. Bruce Singletary	–	–	–	–	–	–	–	–
Kenneth A. Posner	–	–	–	–	–	–	–	–
Kenneth J. Kavanagh	5/21/13	–	–	–	–	50,000	18.00	325,790
(1)
50% of the stock options vest on May 21, 2014 and the remaining 50% vested on May 21, 2015.

(2)
The amounts in this column reflect the grant date fair value of the stock options granted and vested to the named executive officers in 2013 in accordance with FASB ASC Topic 718.

Employment Agreements with Named Executive Officers

Mr. Taylor's Employment Agreement

Effective December 22, 2009, we entered into a three-year employment agreement with Mr. Taylor, our Chief Executive Officer, that will automatically renew for a one-year period following the expiration of the initial three-year term and for additional one-year periods after each subsequent anniversary, unless either party provides a notice of non-renewal 90 days prior to the expiration of the initial term or any subsequent term. The employment agreement provides that Mr. Taylor will receive an annual base salary of $650,000, an annual bonus with a target opportunity of 100% of his annual base salary, the actual amount of which is to be determined by the Compensation Committee and Mr. Taylor will participate in the same benefit programs as our other employees. In the event of the termination of Mr. Taylor's employment by us without "cause", by Mr. Taylor for "good reason" or due to death or disability, Mr. Taylor would be entitled to severance and accelerated vesting of certain equity awards. Mr. Taylor's employment agreement also provides that Mr. Taylor will be subject to restrictive covenants, including non-competition and non-solicitation of employees, customers and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. The severance provisions of Mr. Taylor's employment agreement are more fully described in "—Potential Payments upon Termination or Change-in-Control" below.

Employment Agreements with Other Named Executive Officers

In August 2012, Messrs. Marshall, Singletary and Posner each entered into employment agreements that, among other things, provide for cash severance benefits equal to 1.5 times the executive's base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor's agreement. The severance provisions of the other named executive officers are more fully described in "—Potential Payments upon Termination or Change-in-Control" below.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2013:

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)(3)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

R. Eugene Taylor	3/16/11	1,251,112	–	–	20.00	12/22/19	–	–	536,191	12,198,345
	1/12/12	209,283	–	–	20.00	1/12/22			102,188	2,324,777
Christopher Marshall	3/16/11	469,167	–	–	20.00	12/22/19	–	–	201,072	4,574,388
	1/12/12	139,522	–	–	20.00	1/12/22			68,125	1,549,844
R. Bruce Singletary	3/16/11	312,778	–	–	20.00	12/22/19	–	–	134,048	2,288,199
	1/12/12	139,522	–	–	20.00	1/12/22			68,125	1,162,894
Kenneth A. Posner	3/16/11	78,194	–	–	20.00	12/22/19	–	–	33,512	762,398
	1/12/12	139,522	–	–	20.00	1/12/22			68,125	1,549,844
Kenneth J. Kavanagh	5/21/13	–	50,000	–	18.00	5/21/13	–	–	–	–
(1)
The 3/16/11 stock options vested 50% on December 22, 2011 and 50% on December 22, 2012.

(2)
The 1/12/12 stock options vested 50% on the date of grant and 50% on 1/12/13.

(3)
The 5/21/13 stock options vest 50% on 5/21/14 and 50% on 5/21/15.

(4)
Represents shares of performance-based restricted stock that vest according to the following parameters (subject to the named executive officer's continued service through the date that the performance goals are achieved):

  –
  1/3 vest after the per share stock price equals or exceeds $25.00 for 30 days;

  –
  1/3 vest after the per share stock price equals or exceeds $28.00 for 30 days; and

  –
  1/3 vest after the per share stock price equals or exceeds $32.00 for 30 days.

(5)
Determined based on the closing market price of our common stock on December 31, 2013 of $22.75 per share.

Option Exercises and Stock Vested
Name(a)	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)

R. Eugene Taylor	–	–	–	–
Christopher Marshall	–	–	–	–
R. Bruce Singletary	–	–	–	–
Kenneth A. Posner	–	–	–	–
Kenneth J. Kavanagh	–	–	–	–

 Potential Payments upon Termination or Change-in-Control

Termination of Employment

Severance Under Mr. Taylor's Employment Agreement.

If Mr. Taylor's employment is terminated (1) by us without "cause" or due to "disability" (as defined below), (2) by Mr. Taylor for "good reason" (as defined below), or (3) upon Mr. Taylor's death during the employment period, subject to his execution (other than upon his death) and nonrevocation of a release of claims against us and our affiliated entities, Mr. Taylor will be entitled to be paid any earned but unpaid base salary and bonuses and a lump sum cash amount equal to the sum of (a) two times his annual base salary immediately prior to the date of the qualifying termination and (b) two times the higher of his target annual bonus for the year of termination and the annual bonus paid or payable to Mr. Taylor in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted under Mr. Taylor's employment agreement will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule.

Mr. Taylor is subject to non-competition and non-solicitation restrictions while employed by us and for one year following a termination of his employment and is subject to a standard, ongoing confidentiality obligation.

In addition, Mr. Taylor may be entitled to a golden parachute excise tax gross-up payment in certain cases. However, in the event that the total parachute payments made to Mr. Taylor do not exceed a certain threshold (110% of his base amount (as defined in Section 280G of the Internal Revenue Code)), payment to him will be cut back so that no excise tax is imposed.

Severance for Other Named Executive Officers.

In August 2012, each of Messrs. Marshall, Singletary and Posner entered into employment agreements that, among other things, provide for cash severance benefits equal to 1.5 times the executive's base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor's agreement.

Vesting of Equity Awards Held by Named Executive Officers under the 2010 Equity Incentive Plan.    The employment agreement with Mr. Taylor provides that upon a termination of employment by us without "cause," a resignation of employment by him for "good reason" or termination of employment due to death or disability, all of the 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted to Mr. Taylor will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule. Pursuant to the terms of the equity award agreements with Messrs. Marshall, Singletary and Posner, upon a termination of employment for any reason, equity awards that have not vested prior to the date of termination will be forfeited.

For the purposes of Mr. Taylor's employment agreement, "good reason" generally means (1) material diminution of annual base salary or target incentive payment, (2) material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement, (4) any relocation of the executive's principal place of business to a location more than 30 miles from the executive's principal place of business immediately prior to the move other than the initial relocation in connection with the establishment of our headquarters or (5) any material breach of the employment agreement.

For the purposes of Mr. Taylor's employment agreement, "cause" generally means the executive's (1) willful misconduct or willful neglect in the performance of his duties, (2) willful failure to adhere materially to the clear directions of the Board of Directors, (3) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission or a felony or (4) willful breach of any material term of the employment agreement.

For the purposes of Mr. Taylor's employment agreement, "disability" generally means the inability of the executive to perform his duties with us on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by us or our insurers and acceptable to the executive or the executive's legal representative.

Change in Control

We have not entered into individual agreements or arrangement with our named executive officers that provide for enhanced severance or benefits upon a change in control of the Company, other than the golden parachute excise tax gross-up payment that each of Messrs. Taylor, Marshall, Singletary and Posner are entitled to under certain circumstances pursuant to the terms of their employment agreement.

Upon a "change in control" (as defined below) of the Company, the unvested stock options held by the named executive officers immediately vest and become exercisable and unvested performance shares held by the named executive officers will vest based on performance, as determined by the Compensation Committee.

A change in control is generally deemed to occur under the 2010 Equity Incentive Plan upon:

  •
  the acquisition by any individual, entity or group of "beneficial ownership" (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 51% or more (on a fully diluted basis) of either (a) the outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

  •
  a majority of the directors who constituted the Board of Directors at the time the 2010 Equity Incentive Plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

  •
  approval by our shareholders of our complete dissolution or liquidation; or

  •
  the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders (each, a "Business Combination"), whether for such transaction or the issuance of securities in the transaction, in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the "beneficial owner", directly or indirectly, of 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director's approval of the execution of the initial agreement providing for the Business Combination.

The following table reflects the estimated payments to our named executive officers that may be made upon a termination of employment, a termination of employment in connection with a change in control or a change in control without the termination of a named executive officer's employment. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 31, 2013 (assuming a per share price of Company stock equal to $22.75, the closing market price of our common stock on that date).

Name	Scenario	Cash Severance ($)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Benefits ($)	Gross-up ($)	Total ($)

R. Eugene Taylor	Voluntary Resignation	–	–	–	–	–	–
	Resignation for Good Reason	2,600,000	–	7,261,561	13,576	–	9,875,137
	Termination by Company with Cause	–	–	–	–	–	–
	Termination by Company without Cause	2,600,000	–	7,261,561	13,576	–	9,875,137
	Termination due to Death or Disability	2,600,000	–	7,261,561	13,576	–	9,875,137
	Change in Control (1)	2,600,000	–	7,261,561	13,576	5,529,446	15,404,583
Christopher G. Marshall	Voluntary Resignation	–	–	–	–	–	–
	Resignation for Good Reason	1,314,000	–	–	19,668	–	1,333,668
	Termination by Company with Cause	–	–	–	–	–	–
	Termination by Company without Cause	1,314,000	–	–	19,668	–	1,333,668
	Termination due to Death or Disability	1,314,000	–	–	19,668	–	1,333,668
	Change in Control (1)	1,314,000	–		19,668	–	1,333,668
R. Bruce Singletary	Voluntary Resignation	–	–	–	–	–	–
	Resignation for Good Reason	900,000	–	–	3,103	–	903,103
	Termination by Company with Cause	–	–	–	–	–	–
	Termination by Company without Cause	900,000	–	–	3,103	–	903,103
	Termination due to Death or Disability	900,000	–	–	3,103	–	903,103
	Change in Control (1)	900,000			3,103	–	903,103
Kenneth A. Posner	Voluntary Resignation	–	–	–	–	–	–
	Resignation for Good Reason	675,000	–	–	17,639	–	629,639
	Termination by Company with Cause	–	–	–	–	–	–
	Termination by Company without Cause	675,000	–	–	17,639	–	629,639
	Termination due to Death or Disability	675,000	–	–	17,639	–	629,639
	Change in Control (1)	675,000			17,639	–	629,639
Kenneth J. Kavanagh	Voluntary Resignation	–	–	–	–	–	–
	Resignation for Good Reason	–	–	–	–	–	–
	Termination by Company with Cause	–	–	–	–	–	–
	Termination by Company without Cause	–	–	–	–	–	–
	Change in Control	–	–	–	–	–	–
(1)
Change in Control followed by a Resignation for Good Reason or Termination by Company without Cause.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under "Management—Compensation Discussion and Analysis," the following is a summary of material provisions of various transactions between us and our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2013, the beginning of our last fiscal year. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.

Crestview-NAFH purchased for aggregate consideration of $224.7 million approximately 10% of our shares of Class A common stock and 35.0% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements in 2009 and 2010. Crestview-NAFH has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Crestview-NAFH's nominating right will terminate at such time as it and its affiliates collectively own less than 33% of the original number of shares of common stock purchased by Crestview-NAFH in our private placements. As of March 1, 2014, Crestview-NAFH owns approximately 100% of these shares of common stock and, in total, owns shares of our Class A common stock consisting of approximately 9% of our Class A common stock and 41% of our Class B non-voting common stock. Mr. DeMartini currently serves as the Crestview-NAFH's representative on our Board of Directors. See "Management—Executive Officer and Directors—Board of Directors—Richard M. DeMartini" for Mr. DeMartini's biography.

Crestview Advisors, LLC, an affiliate and general partner of Crestview-NAFH, receives $12,500 each quarter as a director's fee related to Mr. DeMartini's service on our Board of Directors.

Oak Hill purchased for aggregate consideration of $89.3 million approximately 5% of our shares of Class A common stock and 13% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements in 2009 and 2010. Oak Hill also has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Oak Hill's nominating right will terminate at such time as Oak Hill affiliates own less than 33% of the original number of shares of common stock purchased by Oak Hill in our private placements. As of March 1, 2014, Oak Hill continues to own in excess of 33% of the original number of shares of common stock purchased in our private placements. Mr. Kirt currently serves as Oak Hill's representative on our Board of Directors. See "Management—Executive Officer and Directors—Board of Directors—Jeffrey E. Kirt" for Mr. Kirt's biography.

Registration Rights Agreement

Concurrently with the consummation of our December 2009 private placement, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital Markets & Co. and Messrs. Taylor, Marshall, Singletary and Posner, with respect to our common stock sold in our private placements. Pursuant to the registration rights agreement, we have filed with the SEC a shelf registration statement to allow certain stockholders to resell their shares of common stock acquired in our private placements.

Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve's Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with our initial public offering, we adopted a written policy that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as discussed below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval or ratification. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed, approved, ratified or disapproved by the disinterested members of our Audit Committee.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with Capital Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Capital Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features. These banking relationships have been approved or ratified under our Policy Regarding Transactions with Related Parties discussed above.

An entity affiliated with Mr. Keller had a banking relationship with the Company, which resulted in payment of interest to the Company in excess of $200,000 during 2013. Although the transaction was an arm's length transaction, the amount exceeded the amount allowable under NASDAQ rules to consider Mr. Keller independent. In addition, Mr. Keller is the father-in-law of a lawyer at the law firm, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. The Company paid legal fees to such firm for services rendered in 2013 in the aggregate amount of approximately $61,540.

INFORMATION ABOUT EXECUTIVE OFFICERS

The age, business experience and position of our executive officers other than R. Eugene Taylor, about whom information is provided above, are as follows:

Christopher G. Marshall, Chief Financial Officer (Principal Accounting Officer)

Chris Marshall, 54, has served as our Chief Financial Officer since our founding in 2009. From May to October 2009, Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer at GMAC, Inc. From July 2008 through March 2009, he also served as an advisor to The Blackstone Group L.P., providing advice and analysis for potential investments in the banking sector. From 2006 through 2008 Mr. Marshall served as the Chief Financial Officer of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America's Global Consumer and Small Business Bank from 2004 to 2006. Mr. Marshall also served as Bank of America's Chief Financial Officer of the Consumer Products Group from 2003 to 2004, Chief Operating Officer of Technology and Operations from 2002 to 2003 and Chief Financial Officer of Technology and Operations from 2001 to 2002. Prior to joining Bank of America, Mr. Marshall served as Chief Financial Officer and Chief Operating Officer of Honeywell International Inc. Global Business Services from 1999 to 2001. From 1995 to 1999, he served as Chief Financial Officer of AlliedSignal Technical Services Corporation. Prior to that, from 1987 to 1995, Mr. Marshall held several managerial positions at TRW, Inc. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

R. Bruce Singletary, Chief Credit Officer

Bruce Singletary, 63, has served as our Chief Credit Officer since January 1, 2014 and previously had the title of Chief Risk Officer since our founding in 2009. Mr. Singletary spent 32 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia in 1974. He served in various middle market line and credit functions. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed

NationsBank Corp. in January 1992 after its acquisition by North Carolina National Bank, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank Corp. from 1992 to 1998 alongside Mr. Taylor, who served as President of this region from 1993 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the southeastern region of the United States. In 2000, Mr. Singletary assumed credit responsibility for Bank of America's middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America's Florida Bank. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Master of Business Administration degree from Georgia State University.

Kenneth A. Posner, Chief of Strategic Planning and Investor Relations

Ken Posner, 50, Chief of Strategic Planning and Investor Relations, has served in this role since our founding in 2009. Mr. Posner served as a consultant to Fortress Investment Group LLC from 2008 through most of 2009, where he developed acquisition strategies for distressed banks and thrifts, conducted due diligence of specific targets and prepared business plans for bank acquisition targets. Prior to Fortress, Mr. Posner was a Managing Director of Morgan Stanley, where from 1995 through 2008, he was an equity research analyst conducting research and recommending equity, debt and derivative investment strategies for a wide range of financial services firms. From 1985 to 1989, he served in the United States Army rising to the rank of Captain. Mr. Posner earned a Bachelor of Arts degree in English from Yale College, a Master of Business Administration with honors from the University of Chicago and previously received the Certified Public Accountant, Chartered Financial Analyst and Financial Risk Management designations.

Kenneth Kavanagh, Consumer Banking Executive

Ken Kavanagh, 51, has served as Consumer Banking Executive since 2011. From 2009 to 2011, Ken served as Executive Vice President of Consumer Banking at Citibank. From 1986 to 2009, Mr. Kavanagh held various leadership positions at Bank of America and last served as the Texas Consumer Banking Executive. Mr. Kavanagh is a native Floridian and a graduate of Florida State University.

Maria Justo, Enterprise Risk Executive

Ms. Justo, 55, has served as Enterprise Risk Executive of Capital Bank since 2013 with direct oversight of BSA/AML, Consumer Compliance, Loan Review and Enterprise Risk. From 2010 to 2012, Ms. Justo was Capital Bank's Administrative Executive responsible for BSA/AML, Consumer Compliance, Facilities, and Human Resources. From 2003 to 2009, she was Regional Chief Credit Officer—Latin America of Barclays Capital, New York. From 1999 to 2002, Ms. Justo was Executive Vice President responsible for credit administration and loan operations for Hamilton Bank, N.A., Miami, Florida. From 1996 to 1999 Ms. Justo was President and Chief Executive Officer of Eagle National Bank, N.A., Miami, Florida. From 1991 to 1996 Ms. Justo was Vice President and Team Leader for the Southern Cone of Barclays Bank PLC, Miami Agency.

Vincent M. Lichtenberger, Executive Vice President, General Counsel & Secretary

Vince Lichtenberger, 49, has served as our Executive Vice President, General Counsel & Secretary since January 2013. Prior to that, from July 2012 to December 2012 he served as Senior Vice President, General Counsel & Secretary to Swisher Hygiene Inc., a hygiene and sanitation company. Prior to Swisher, Mr. Lichtenberger served as Senior Counsel and Assistant Secretary at Goodrich Corporation, an aerospace company, from August 2006 until its acquisition by United Technologies Corporation in July 2012. Prior to Goodrich, Mr. Lichtenberger held legal positions with BorgWarner Inc. and the Securities and Exchange Commission, and was in private practice in New York, Florida and Illinois. Mr. Lichtenberger earned a Bachelor of Arts degree in Economics from Columbia University and a Juris Doctor from Boston College Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management and Principal Shareholders

The following table sets forth information about the beneficial ownership of our Class A common stock as of March 31, 2014 for:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Capital Bank Financial Corp., 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 32,474,369 shares of Class A common stock outstanding as of March 31, 2014.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2014. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Total Shares of Class A Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage of Class A Common Stock

Executive Officers and Directors:
R. Eugene Taylor	2,323,744(1)	7%
Christopher G. Marshall	933,569(2)	2.8%
R. Bruce Singletary	689,473(3)	2%
Kenneth A. Posner	354,353(4)	1%
Kenneth A. Kavanagh	25,000(5)	*%
Maria Justo	10,135(6)	*%
Vincent M. Lichtenberger	7,500(7)	*%
Richard M. DeMartini(8)	50,000(9)	*%
Peter N. Foss	50,000(9)	*%
William A. Hodges	53,635(9)	*%
Jeffrey E. Kirt(10)	50,000(9)	*%
Marc D. Oken(11)	25,000(9)	*%
Martha M. Bachman	73,500(12)	*%
Oscar A. Keller. III	72,375(13)	*%
Charles F. Atkins	26,939(14)	*%
Samuel E. Lynch	491	*%
William Ward	2,000	*%
All executive officers and directors as a group	4,747,714	15%
Greater than 5% Stockholders:
Crestview Partners II GP, L.P.(15)	2,896,260	8.9%
T. Rowe Price Associates, Inc.(16) 100 E. Pratt Street, Baltimore, Maryland 21202	2,486,240	7.7%
Wellington Management Company(17) 280 Congress Street, Boston, Massachusetts 02210	2,528,200	7.8%
Vaughan Nelson Investment Management, L.P.(18) 600 Travis Street, Suite 6300, Houston, Texas 77002	1,788,572	5.5%
The Vanguard Group(19) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	1,741,520	5.36%
*
Represents less than 1% beneficial ownership.
(1)
Includes 638,379 shares of restricted stock subject to performance vesting. Includes 1,460,395 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(2)
Includes 269,197 shares of restricted stock subject to performance vesting. Includes 608,689 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(3)
Includes 202,173 shares of restricted stock subject to performance vesting. Includes 452,300 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(4)
Includes 101,637 shares of restricted stock subject to performance vesting. Includes 217,716 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(5)
Includes 25,000 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(6)
Includes 10,135 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(7)
Includes 7,500 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(8)
Consists of shares owned by Crestview Advisors, L.L.C. which were issued in connection with Mr. DeMartini's service on our Board of Directors. Mr. DeMartini disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.
(9)
Includes 25,000 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.

(10)
Consists of shares owned by Oak Hill Advisors, L.P. and certain of its affiliated funds which were issued in connection with Mr. Kirt's service on our Board of Directors. Mr. Kirt disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.
(11)
Includes 25,000 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(12)
Includes 1,662 shares of Class A common stock owned jointly with Ms. Bachman's spouse, 49,864 shares of Class A common stock held by Ms. Bachman's spouse, 88 shares of Class A common stock held by Phil Bachman, IRA, 261 shares of Class A common stock held by Martha Bachman, IRA, 5,942 shares of Class A common stock held by the estate of John W. Massengill, for which Ms. Bachman serves as the executor, and 3,263 shares of Class A common stock held by Bachman-Bernard Chevrolet-Buick-GMC-Cadillac. 15,848 shared held by Ms. Bachman's spouse are pledged as collateral for a loan by Capital Bank.
(13)
Includes 2,929 shares of Class A common stock owned jointly with Mr. Keller's spouse, 3,513 shares of Class A common stock held by Mr. Keller's spouse, 2,765 shares of Class A common stock held by Mr. Keller's Individual Retirement Account, 2,543 shares of Class A common stock held by the Individual Retirement Account of Mr. Keller's spouse, 648 shares of Class A common stock held by Mr. Keller as custodian for four of his children and four of his grandchildren, and 8,129 shares of Class A common stock held by Amos Properties, LLC, which is 25% owned by Mr. Keller and 25% owned by his spouse. Mr. Keller disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Includes 473 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(14)
Includes 6,783 shares of Class A common stock owned by AGA Corporation, which is 19.8% owned by Mr. Atkins, 1,759 shares of Class A common stock owned by AK&K Corporation, which is 25% owned by Mr. Atkins, and 135 shares of Class A common stock owned by Taboys Corporation, which is 100% owned by Mr. Atkins. Mr. Atkins disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Includes 270 stock options that are currently exercisable or are exercisable within 60 days of March 31, 2014.
(15)
Consists of shares owned directly by Crestview-NAFH, LLC. Each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the "Crestview Funds") is a member of Crestview-NAFH, LLC and may be deemed to be a beneficial owner of such shares. Crestview Partners II GP, L.P. is the general partner of the Crestview Funds and may also be deemed to be a beneficial owner of such shares. Each of the foregoing disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The amount also includes 25,000 restricted shares and 25,000 stock or are exercisable options that are currently exercisable or are exercisable within 60 days of March 31, 2014 owned by Crestview Advisors, L.L.C., the investment manager of the Crestview Funds. Crestview Partners II GP, L.P. has voting and investment control over all such shares. Decisions by Crestview Partners II GP, L.P. to vote or dispose of such shares require the approval of a majority of the eight members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian Cassidy and Quentin Chu. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065.
(16)
This information is based on a Schedule 13G filed with the SEC on February 14, 2014 by T. Rowe Price Associates, Inc., ("Price Associates") in which it reported sole voting power as of December 31, 2013 as to 238,200 shares and sole dispositive power as to 2,486,240 shares. These securities are owned byvarious individuals and investment advisors, including T. Rowe Price Small-Cap Stock Fund, with power to direct investments and/or sole power to vote the securities. For the purpose of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(17)
This information is based on a Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP in which it reported, as of December 31, 2013, shared voting power and shared dispositive power as to 2,528,200 shares.
(18)
This information is based on a Schedule 13G filed with the SEC on February 11, 2014 on behalf of Vaughn Nelson Investment Management, L.P. and Vaughn Nelson Investment, Inc. in which it reported, as of December 31, 2013, sole voting power as to 1,351,575 shares, sole dispositive power as to 1,636,050 shares and shared dispositive power as to 152,522 shares.
(19)
This information is based on a Schedule 13G filed with the SEC on February 6, 2014 by The Vanguard Group in which it reported, as of December 31, 2013, sole voting power as to 42,649 shares, sole dispositive power as to 1,700,271 shares and shared dispositive power as to 41,249 shares.

Class B Non-Voting Common Stock.

As of March 31, 2014, there were 18,654,305 shares of our Class B non-voting common stock issued and outstanding. Our Class B non-voting common stock does not possess voting rights and is not convertible to shares of our Class A common stock in the hands of the initial holder. However, a transferee unaffiliated with the initial holder that receives Class B non-voting common stock either in a transaction registered under the Securities Act of 1933, as amended, or subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Class B non-voting common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer.

FILINGS UNDER SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. As a matter of practice, our administrative staff assists our directors and executive officers in preparing and filing such reports. Based solely upon a review of such reports and representations from our directors and executive officers, we believe that during 2013 all such reports were filed on a timely basis, except that a Form 3/A was filed on behalf of Martha Bachman on October 28, 2013.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to Investor Relations c/o 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134 (telephone number 704-554-5901). Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Investor Relations as described above.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Under Securities and Exchange Commission rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at the 2015 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices before December 26, 2014, the date that is 120 days before the anniversary of the date this proxy was sent to our shareholders. We suggest that such proposals be sent by certified mail, return receipt requested.

Under our By-Laws, the proposal of business that is appropriate to be considered by the shareholders may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For business to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder's notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the 2015 Annual Meeting such notice must be received between February 5, 2015 and March 7, 2015. Each such notice must include among other things:

  •
  for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

  •
  the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;

  •
  the number of shares of each class of Company stock owned by such shareholders;

  •
  any material interest of such shareholders in such proposal; and

  •
  a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests.

This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors
Vincent M. Lichtenberger General Counsel & Secretary

Dated April 25, 2014

PLEASE DATE, SIGN AND MAIL YOUR PROXY

CAPITAL BANK FINANCIAL CORP. 121 ALHAMBRA PLAZA SUITE 1601 CORAL GABLES, FL 33134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Capital Bank Financial Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Capital Bank Financial Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M30389-P06449-Z54757					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAPITAL BANK FINANCIAL CORP.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except”
		All	All	Except	and write the number(s)of the nominee(s) on the line below.
The Board of Directors recommends that you
vote FOR all of the following:
Vote on Directors
1. ELECTION OF DIRECTORS		☐	☐	☐
01) Martha M. Bachman	06) Jeffrey E. Kirt
02) Richard M. DeMartini	07) Marc D. Oken
03) Peter N. Foss	08) R. Eugene Taylor
04) William A. Hodges	09) William G. Ward, Sr.
05) Oscar A. Keller III
Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2014.						☐	☐	☐

3. Adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the proxy statement.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, AND FOR PROPOSALS 2 AND 3.

    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

April 25, 2014

To Our Shareholders:

The Annual Meeting of Shareholders will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Blvd., Charlotte, NC 28209 on June 5, 2014, at 10:00 a.m. local time.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2013 annual report and vote at www.proxyvote.com.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the year 2014 and the proposal to adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the proxy statement. The voting results from the Annual Meeting of Shareholders will be posted on our website, www.capitalbank-us.com/shareholdersmeeting, on June 6.

It is important that these shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly vote these shares by one of the methods listed on the reverse side of this proxy card.

Sincerely,

R. Eugene Taylor
Chairman and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

M30390-P06449-Z54757

CAPITAL BANK FINANCIAL CORP.
PROXY
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes R. Eugene Taylor and Vincent M. Lichtenberger, or either of them, with full power of substitution, to represent the undersigned and to vote all common stock of CAPITAL BANK FINANCIAL CORP. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 5, 2014, and at any adjournment thereof, as indicated, and in their discretion upon other matters as may properly come before the meeting.

     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote these shares unless you sign and return this card. The Board of Directors recommends a vote FOR the election of all directors in Proposal 1 and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated, on reverse side.)